SUN MICROSYSTEMS, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS PER SHARE
                                   (unaudited)
                    (in thousands, except per share amounts)

PRIMARY


                                                        Three Months Ended,
                                                        -------------------
                                                   September 29,      October 1,
                                                       1996             1995
                                                       ----             ----
Net income                                           $123,390         $ 84,696
                                                     ========         ========

Weighted average common
shares outstanding                                    183,557          189,896

Common - equivalent shares
attributable to stock options and warrants             11,501            9,428
                                                     --------         --------

Total common and common -
equivalent shares outstanding                         195,058          199,324
                                                     ========         ========

Net income per common and
common - equivalent share                            $0.63            $  0.42
                                                     =====            =======